Exhibit 5.1

July 11, 2001

Commerce One, Inc.
4440 Rosewood Drive
Pleasanton, California 94588

      Re: Registration Statement on Form S-8

Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 11, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 694,427 shares of your Common Stock reserved for issuance under your Amended and Restated 1995 Stock Option Plan, 30,015,691 shares of your Common Stock reserved for issuance under your 1997 Incentive Stock Option Plan, 11,766,632 shares of your Common Stock reserved for issuance under your 1999 Employee Stock Purchase Plan, 810,000 shares of your Common Stock reserved for issuance under your 1999 Director Option Plan, 449,608 shares of your Common Stock reserved for issuance under your VEO Systems, Inc. Option Plan, 57,919 shares of your Common Stock reserved for issuance under your CommerceBid.com, Inc. Equity Incentive Plan, 68,185 shares of your Common Stock reserved for issuance under your 1999 Mergent Systems, Inc. Stock Option Plan, 37,819,019 shares of your Common Stock reserved for issuance under your 1999 Nonstatutory Stock Option Plan, 298,466 shares of your Common Stock reserved for issuance under your AppNet Systems, Inc. 1998 Stock Option and Incentive Plan, 1,992,872 shares of your Common Stock reserved for issuance under your AppNet Systems, Inc. 1999 Stock Incentive Plan, 1,060 shares of your Common Stock reserved for issuance under your Internet Outfitters, Inc. 1996 Incentive Stock Option Plan, 33,077 shares of your Common Stock reserved for issuance under your AppNet E-Business Technology and Integration, Inc. Incentive Stock Option Plan and 278,573 shares of your Common Stock reserved for issuance under your Exterprise, Inc. 1999 Stock Plan (collectively, the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Common Stock under the Plans.

    It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectuses constituting a part thereof, and any amendments thereto. This opinion may be incorporated by reference in any abbreviated registration statement filed pursuant to Item E under the General Instructions to Form S-8 under the Securities Act with respect to the Registration Statement.

Very truly yours,
WILSON SONSINI GOODRICH & ROSATI Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati